                                                                 Exhibit 99.1

NEWS RELEASE


FOR ADDITIONAL INFORMATION CONTACT:
         THOMAS F. ROKISKY
         PRESIDENT AND CHIEF EXECUTIVE OFFICER
         (304) 258-1520
         TROKISKY@CNBWV.COM


CITIZENS NATIONAL BANK OF BERKELEY SPRINGS TO OPEN
HANCOCK, MARYLAND BRANCH ON MONDAY, JUNE 14

BERKELEY SPRINGS, WV (JUNE 11, 2004) - Citizens National Bank of Berkeley Springs (CNB) will open its newly acquired Hancock, MD banking office (formerly a branch of The Fidelity Bank, a subsidiary bank of Mercantile Bankshares Corporation based in Baltimore, MD) on Monday, June 14. CNB completed the acquisition at 2:00 pm today and assumed responsibility for all deposit accounts including checking, savings, and certificates of deposit totaling over $16 million as well as certain loans.

In order to complete the transaction and assure a smooth transition to CNB, the former Fidelity Bank branch in Hancock closed at 2:00 pm today and will remain closed during the conversion weekend. The branch will open as CNB on Monday, June 14 at 7:00 am at the drive-thru and 9:00 am in the lobby.

"When we open Monday morning, our customers will find the same staff they have come to know ready to serve them", said CNB President and Chief Executive Officer Thomas F. Rokisky. "We look forward to serving the Hancock community with our style of hometown banking," he added. "I am confident that our newest customers are really going to like our dedication to great customer service and our long-term commitment to the Hancock community".

If customers have any questions, they should call (304) 258-1520 or toll free 1-888-258-1520. "In addition, during the first two weeks after the conversion, we will have personnel from the main office in Hancock to answer any questions customers may have," said Rokisky.

CNB has long maintained the position of number one in bank market share in Morgan County, WV. In addition to the Hancock branch office at 333 East Main Street, CNB operates from its main bank headquarters in Berkeley Springs as well as full-service banking offices in Berkeley Springs, Hedgesville and Martinsburg. A sixth full-service banking office is expected to open during the fourth quarter of 2004 at Spring Mills near Falling Waters, WV.

CNB has total assets in excess of $200 million and total deposits of $180 million. CNB offers full-service banking, including trust, investment and insurance services, as well as making loans to consumers and local businesses. Founded in 1934, CNB operates as an independent community bank that delivers outstanding personal service to its customers and an exceptional return on investment to its shareholders. More information about CNB is available at cnbwv.com.